SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the
Securities Exchange Act of 1934

Filed by the Registrant   ☒
Filed by a Party other than the Registrant   ☐
Check the appropriate box:

☐      Preliminary Proxy Statement
☐      Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒      Definitive Proxy Statement
☐      Definitive Additional Materials
☐      Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

BULL RUN CORPORATION
(Name of Registrant as Specified In Its Charter)

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☒	No fee required.

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(1)	Title of each class of securities to which transaction applies:

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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BULL RUN CORPORATION
4370 Peachtree Road, N.E.
Atlanta, Georgia 30319
____________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 13, 2003

To Our Stockholders:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Bull Run Corporation, a Georgia corporation, will be held at 10:00 a.m., local time, on February 13, 2003, at the offices of Bull Run, 4370 Peachtree Road, N.E., Atlanta, Georgia, for the following purposes:

1.	To elect directors.

2.	To authorize an amendment to Bull Run’s Articles of Incorporation to effect a stock combination (reverse stock split) pursuant to which every 10 shares of outstanding common stock would be reclassified into one share of common stock, and reducing the authorized number of shares of common stock from 100,000,000 to 25,000,000 shares, if such amendment is necessary to maintain compliance with the continued listing requirements of The Nasdaq Stock Market.

3.	To ratify the selection of PricewaterhouseCoopers LLP as Bull Run’s independent auditors for its fiscal year ending August 31, 2003.

4.	To consider and act upon such other business as may properly come before the meeting.

     The board of directors has fixed the close of business on January 3, 2003 as the record date for determining the holders of common stock having the right to receive notice of, and to vote at, the meeting. Only holders of record of common stock at the close of business on such date are entitled to notice of, and to vote at, the meeting. An alphabetical list of stockholders entitled to vote at the meeting, including their address and number of shares held, will be available for inspection by any stockholder, stockholder’s agent or stockholder’s attorney at the time and place of the meeting.

     The board of directors recommends that you vote “for” approval of the foregoing proposals to be presented at the meeting.

     Whether or not you expect to attend the meeting, please complete, sign, date and mail promptly the enclosed proxy that is being solicited on behalf of the board of directors. A return envelope that requires no postage if mailed in the United States is enclosed for that purpose. The proxies of stockholders who attend the meeting in person may be withdrawn and such stockholders may vote personally at the meeting.

By Order of the Board of Directors,

Robert S. Prather, Jr. President and Chief Executive Officer

Atlanta, Georgia
January 22, 2003

Your vote is important to us.
Please complete, sign, date and return your proxy.

BULL RUN CORPORATION
4370 Peachtree Road, N.E.
Atlanta, Georgia 30319

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 13, 2003

     This proxy statement is being furnished to the holders of Bull Run Corporation common stock in connection with the solicitation of proxies by the Bull Run board of directors for use at the annual meeting of stockholders to be held at 10:00 a.m., local time, on February 13, 2003, at the offices of Bull Run, 4370 Peachtree Road, N.E., Atlanta, Georgia, or any adjournment or postponement thereof.

     This proxy statement is first being mailed to stockholders of Bull Run on or about January 22, 2003.

Purpose of the Meeting

•	the election of directors;

•	the authorization of an amendment to Bull Run’s Articles of Incorporation to effect a stock combination (reverse stock split) and to decrease the authorized number of shares of common stock if such action is necessary to retain compliance with the continued listing standards of The Nasdaq Stock Market;

•	the ratification of the appointment of PricewaterhouseCoopers LLP as the independent auditors for the fiscal year ending August 31, 2003; and

•	the transaction of such other business as may properly come before the meeting.

Required Votes

     Election of directors is by a plurality of votes cast. Approval of the amendment to Bull Run’s Articles of Incorporation and the ratification of PricewaterhouseCoopers LLP as Bull Run’s independent auditors each require the affirmative vote of holders of a majority of the shares of Bull Run common stock present in person or represented by proxy at the meeting and entitled to vote on the proposal as does the approval of any other matter that may properly come before the meeting.

Record Date and Voting Rights

     At the close of business on January 3, 2003, the record date fixed by the Bull Run board of directors, 38,634,424 shares of Bull Run common stock were outstanding and entitled to notice of, and to vote at, the meeting. Each record holder of Bull Run common stock on the record date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the stockholders at the meeting.

     The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Bull Run common stock entitled to vote at the meeting is necessary to constitute a quorum and transact business at the meeting. Abstentions will be counted for purposes of determining a quorum, but will have the effect of a vote against the matters being voted upon. If a broker holding shares in street name returns an executed proxy that indicates that the broker does not have discretionary authority to vote certain shares on one or more matters, those shares will count towards determining a quorum, but will have the effect of a vote against the matters being voted upon.

Voting and Revocation of Proxies

     All shares of Bull Run common stock that are entitled to vote and are represented at the meeting by properly executed proxies received before or at the meeting, and not duly and timely revoked, will be voted at the meeting in accordance with the instructions indicated on the proxies. If no instructions are indicated, the proxies will be voted in favor of the election of directors specified in this proxy statement and in favor of the ratification of the appointment of PricewaterhouseCoopers LLP as the independent auditors of Bull Run. The affirmative vote of the holders of a majority of the shares of the common stock will be required to approve the amendment to the Articles of Incorporation. As a result, for these matters, abstentions and broker non-votes will have the same effect as negative votes. If any other matters are properly presented for consideration at the meeting, including consideration of a motion to adjourn or postpone the meeting to another time or place, the persons named in the enclosed form of proxy will have discretion to vote on those matters in accordance with their best judgment.

     A Bull Run stockholder may revoke his, her or its proxy at any time before its use by delivering to the Secretary of Bull Run a signed notice of revocation or a later, dated, signed proxy or by attending the meeting and voting in person. Attendance at the meeting will not, in itself, constitute the revocation of a proxy. All written notices of revocation and other communications with respect to revocation of proxies should be sent to: Bull Run Corporation, 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, Attention: Corporate Secretary.

     The cost of solicitation of proxies will be paid by Bull Run. In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of Bull Run, without additional compensation, by personal interview, telephone, telegram, facsimile or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries who hold Bull Run common stock of record for the forwarding of proxy materials to the beneficial owners thereof. Bull Run will, upon request, reimburse such brokers, custodians, nominees and fiduciaries for their reasonable expenses in doing so. Bull Run has retained Mackenzie Partners, Inc. to assist in the solicitation of proxies in person and by telephone, telegram, facsimile or similar method. The fee for such services will be approximately $4,000, plus reimbursement of out-of-pocket expenses.

PRINCIPAL STOCKHOLDERS

     As of November 30, 2002, Bull Run knew of no person, other than those set forth below, who is the beneficial owner of more than five percent of the outstanding shares of Bull Run common stock. Except as indicated in the footnotes below, Bull Run believes that the beneficial holders listed above have sole voting and investment power regarding the shares shown as being beneficially owned by them. In the case of persons other than executive officers and directors of Bull Run, the following information is based solely on the filings made by such shareholders pursuant to the Securities Exchange Act of 1934, as amended.

	Amount and
	Nature of		Percentage
Name and Address of Beneficial Owner(1)	Beneficial Ownership		of Class

J. Mack Robinson	10,385,304	(2)(3)	26.8%
Harriett J. Robinson	10,385,304	(2)(3)	26.8%
Samuel R. Shapiro (4)	3,564,970	(4)	9.2%
Shapiro Capital Management Company, Inc. (4)	3,444,170	(4)	8.9%
Robert S. Prather, Jr.	3,218,738	(2)(5)	8.3%
Harriett J. Robinson, Trustee Robin M. Robinson Trust	3,085,598	(2)	8.0%
Gulf Capital Services, Ltd.	2,673,098	(2)	6.9%
Robinson-Prather Partnership	2,660,598	(2)	6.9%
Hilton H. Howell, Jr.	2,519,014	(6)	6.5%
James W. Busby (7)	2,145,206	(7)	5.6%

(1)	Except as noted in footnotes (4) and (7), the address of each of these stockholders is 4370 Peachtree Road, N.E., Atlanta, Georgia 30319.

(2)	Includes 2,660,598 shares owned by Robinson-Prather Partnership. Robinson-Prather Partnership is a Georgia general partnership, the general partners of which are Robert S. Prather, Jr., President, Chief Executive Officer, and a director of Bull Run; J. Mack Robinson, Chairman of the Board of Bull Run; Harriett J. Robinson (the wife of Mr. Robinson); Harriett J. Robinson, as trustee for Robin M. Robinson Trust; Harriett J. Robinson, as trustee for Jill E. Robinson Trust and Gulf Capital Services, Ltd. The partnership agreement for Robinson-Prather Partnership provides that Messrs. Prather and Robinson have the exclusive control of the day-to-day operations of the partnership, including the power to vote or dispose of the shares of common stock owned by Robinson-Prather Partnership. Each general partner disclaims beneficial ownership of the shares of common stock owned by Robinson-Prather Partnership, except to the extent of his pecuniary interest in such shares of common stock, which is less than the amount disclosed.

(3)	Includes as to each of J. Mack Robinson and his wife, Harriett J. Robinson: 116,500 shares issuable upon the exercise of options which were exercisable on, or within 60 days after, November 30, 2002; 3,503,392 shares owned directly by Mr. Robinson; 524,100 shares owned directly by Mrs. Robinson; an aggregate of 1,008,200 shares owned directly by the Robin M. Robinson Trust and the Jill E. Robinson Trust, of each of which Mrs. Robinson is the trustee; an aggregate of 2,369,014 shares owned by Delta Fire & Casualty Insurance Co., Delta Life Insurance Company, Bankers Fidelity Life Insurance Co. and Georgia Casualty & Surety Co., Georgia corporations of each of which Mr. Robinson is Chairman of the Board, President and/or principal stockholder (or the subsidiaries of the same); 12,500 shares owned by Gulf Capital Services, Ltd., of which Mr. Robinson is a general partner; and 191,000 shares owned by the

JMR Foundation, of which Mr. Robinson is trustee. Each of Mr. and Mrs. Robinson disclaims beneficial ownership of the shares owned by the Robin M. Robinson Trust, the Jill E. Robinson Trust, Delta Fire & Casualty Insurance Co., Delta Life Insurance Company, Bankers Fidelity Life Insurance Co., Georgia Casualty & Surety Co. and each other.

(4)	Based on a Schedule 13G dated November 8, 2002, the address for Mr. Shapiro and Shapiro Capital Management Company, Inc., a Georgia corporation, is 3060 Peachtree Road, N.W., Atlanta, Georgia 30305. The Schedule 13G reports that Mr. Shapiro is president, a director and majority stockholder of Shapiro Capital Management, Inc., which reported voting and dispositive power for 3,444,170 shares of Common Stock (including 581,000 shares owned by The Kaleidoscope Fund, L.P., a Georgia limited partnership), and 120,800 shares owned by Mr. Shapiro’s wife. Shapiro Capital Management, Inc. is an investment adviser under the Investment Advisers Act of 1940, having the authority to direct investments of its advisory clients. Mr. Shapiro disclaims beneficial ownership of all securities reported herein by Shapiro Capital Management, Inc.

(5)	Includes 305,740 shares issuable upon the exercise of options which were exercisable on, or within 60 days after, November 30, 2002.

(6)	Includes 150,000 shares issuable upon the exercise of options which were exercisable on, or within 60 days after, November 30, 2002; and an aggregate of 2,369,014 shares owned by Delta Fire & Casualty Insurance Co., Delta Life Insurance Co., Bankers Fidelity Life Insurance Co. and Georgia Casualty & Surety Co., Georgia corporations of each of which Mr. Howell is an executive officer. Mr. Howell is married to Robin R. Howell, Mr. Robinson’s daughter and a beneficiary of the Robin M. Robinson Trust, which is a general partner of Robinson-Prather Partnership. Mr. Howell disclaims beneficial ownership of the shares of Common Stock owned by Delta Fire & Casualty Insurance Co., Delta Life Insurance Company, Bankers Fidelity Life Insurance Co., Georgia Casualty & Surety Co., Robinson-Prather Partnership and the Robin M. Robinson Trust.

(7)	Includes 20,000 shares issuable upon the exercise of options which were exercisable on, or within 60 days after, November 30, 2002; and an aggregate of 62,044 shares owned by Mr. Busby’s two children. The address for Mr. Busby is 1936 London Lane, Wilmington, North Carolina 28405.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of Bull Run common stock as of November 30, 2002 by (1) each director and nominee for director, (2) each named executive officer of Bull Run and (3) all current directors and executive officers of Bull Run as a group.

		Amount and Nature of
		Beneficial Ownership of
Name of		Bull Run Common Stock		Percentage
Beneficial Owner	Position with Bull Run	as of November 30, 2002		of Class

J. Mack Robinson	Chairman of the Board	10,385,304	(1)(2)(3)	26.8%

Robert S. Prather, Jr.	Director; President and	3,218,738	(1)(2)	8.3%
	Chief Executive Officer

Hilton H. Howell, Jr.	Director; Vice President	2,519,014	(1)(4)	6.5%
	and Secretary

James W. Busby	Director	2,145,206	(1)(5)	5.6%

W. James Host	Director	1,845,792	(1)	4.7%

Frederick J. Erickson	Vice President – Finance	165,352	(1)	(6)
	and Chief Financial Officer

Gerald N. Agranoff	Director	105,000	(1)	(6)

Monte C. Johnson	Director	86,832	(1)	(6)

All current directors and current executive officers as a group (8 persons)		15,441,626	(7)	38.4%

(1)	Includes, as to Mr. Robinson, 116,500 shares of Bull Run common stock; as to Mr. Prather, 305,740 shares of Bull Run common stock; as to Mr. Howell, 150,000 shares of Bull Run common stock; as to Mr. Busby, 20,000 shares of Bull Run common stock; as to Mr. Host, 654,658 shares of Bull Run common stock; as to Mr. Agranoff, 105,000 shares of Bull Run common stock; as to Mr. Erickson, 155,000 shares of Bull Bun common stock; and as to Mr. Johnson, 86,832 shares of Bull Run common stock; which each had the right to acquire through exercise of options which were exercisable on, or within 60 days after, November 30, 2002.

(2)	Includes 2,660,598 shares owned by Robinson-Prather Partnership. Robinson-Prather Partnership is a Georgia general partnership, the general partners of which are Robert S. Prather, Jr., President, Chief Executive Officer, and a director of Bull Run, J. Mack Robinson, Chairman of the Board of Bull Run, Harriett J. Robinson (the wife of Mr. Robinson); Harriett J. Robinson, as trustee for the Robin M. Robinson Trust; Harriett J. Robinson, as trustee for the Jill E. Robinson Trust; and Gulf Capital Services, Ltd. The partnership agreement for Robinson-Prather Partnership provides that Messrs. Prather and Robinson have the exclusive control of the day-to-day operations of the partnership, including the power to vote or dispose of the shares of Bull Run common stock owned by Robinson-Prather Partnership. Each of Messrs. Robinson and Prather disclaims beneficial ownership of the shares of Bull Run common stock owned by Robinson-Prather Partnership, except to the extent of his pecuniary interest in such shares of Bull Run common stock, which is less than the amount disclosed.

(3)	Includes 3,503,392 shares owned directly by Mr. Robinson; 524,100 shares owned directly by Harriett J. Robinson, Mr. Robinson’s wife; an aggregate of 1,008,200 shares owned directly by the Robin M. Robinson Trust and the Jill E. Robinson Trust, of each of which Mrs. Robinson is the trustee; an aggregate of 2,369,014 shares owned by Delta Fire & Casualty Insurance Co., Insurance Company, Delta Life Bankers Fidelity Life Insurance Co. and Georgia Casualty and Surety Co., of each of which Mr. Robinson is Chairman of the Board, President and/or principal stockholder (or the subsidiaries of the same); 12,500 shares owned by Gulf Capital Services, Ltd., of which Mr. Robinson is a general partner; and 191,000 shares owned by the JMR Foundation, of which Mr. Robinson is a trustee. Each of Mr. and Mrs. Robinson disclaims beneficial ownership of the shares of Common Stock owned by the Robin M. Robinson Trust, the Jill E. Robinson Trust, Delta Fire & Casualty Insurance Co., Delta Life Insurance Company, Bankers Fidelity Life Insurance Co., Georgia Casualty & Surety Co., Gulf Capital Services, Ltd., the JMR Foundation and each other.

(4)	Includes an aggregate of 2,369,014 shares owned by Delta Fire & Casualty Insurance Co., Delta Life Insurance Co., Bankers Fidelity Life Insurance Co., and Georgia Casualty & Surety Co., of each of which Mr. Howell is an executive officer. Mr. Howell is married to Robin R. Howell, Mr. Robinson’s daughter and a beneficiary of the Robin M. Robinson Trust, which is a general partner of Robinson-Prather Partnership. Mr. Howell disclaims beneficial ownership of the shares of Common Stock owned by Delta Fire & Casualty Insurance Co., Delta Life Insurance Company, Bankers Fidelity Life Insurance Co., Georgia Casualty & Surety Co., Robinson-Prather Partnership, and the Robin M. Robinson Trust.

(5)	Includes an aggregate of 62,044 shares owned by Mr. Busby’s two children.

(6)	Less than 1%.

(7)	Includes 2,248,388 shares of Bull Run common stock issuable upon the exercise of options which were exercisable on, or within 60 days after, November 30, 2002.

     Except as indicated in the footnotes above, Bull Run believes that the beneficial holders listed above have sole voting and investment power regarding the shares shown as being beneficially owned by them. Holders of options do not have voting rights until they exercise the right to purchase the underlying shares.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

     At the Bull Run meeting, seven directors are to be elected to hold office (subject to Bull Run’s bylaws) until the next annual meeting of stockholders and until their successors have been elected and qualified. In case any nominee listed in the table below should be unavailable for any reason, which management has no reason to anticipate, the proxy will be voted for any substitute nominee or nominees who may be selected by management prior to or at the meeting or, if no substitute is selected by management prior to or at the meeting, for a motion to reduce the membership of the board to the number of nominees available.

     Set forth below is certain information concerning each of the nominees.

			Year first
		Principal Occupation During the Past Five Years,	Elected a
Name	Age	Any Office Held with Bull Run, and other Directorships	Director

J. Mack Robinson	79	Chairman of the Board since 1994 and Secretary and Treasurer of Bull Run in 1994; Chairman of the Board and President of Delta Life Insurance Company since 1958; President of Atlantic American Corporation, (an insurance holding company) from 1988 to 1995, and Chairman of the Board of Atlantic American Corporation since 1974; director of Gray Television, Inc. (formerly Gray Communications Systems, Inc., a media company) since 1993, becoming Chairman in September 2002, Gray’s Chief Executive Officer since 1996 and Gray’s President from 1996 to September 2002.	1992

Gerald N. Agranoff	56	Managing Member of Inveraray Capital Management LLC (an investment management company), general partner of SES Family Investment & Trading Partnership, L.P. (an investment partnership); and a general partner of, and general counsel to, Edelman Securities Company, L.P. (a registered broker-dealer), having been affiliated with the firm since 1982; Vice Chairman, Acting President and a director of Dynacore Holdings Corporation; director of Canal Capital Corporation.	1990

James W. Busby	48	President of Del Mar of Wilmington Corporation (a real estate development company) since 1997; President of Datasouth Computer Corporation, a subsidiary of Bull Run since 1994, from 1984 to 1997; one of the founders of Datasouth in 1977, serving as Secretary from 1977 until 1984.	1994

W. James Host	65	Chief Executive Officer of Host Communications, Inc., a subsidiary of Bull Run since 1999, since founding the company in 1972.	1999

Hilton H. Howell, Jr.	40	Vice President and Secretary of Bull Run since 1994; President and Chief Executive Officer of Atlantic American Corporation (an insurance holding company) since 1995 and Executive Vice President from 1992 to 1995; Executive Vice President and General Counsel of Delta Life Insurance Company and Delta Fire & Casualty Insurance Co. since 1991; director of Gray Television, Inc. (formerly Gray Communications Systems, Inc.) since 1993, Gray’s Vice Chairman since September 2002 and Executive Vice President of Gray from 2000 to September 2002.	1994

Monte C. Johnson	65	Self-employed as a business consultant since 1987; President of KAJO, Inc. (an oil and gas operating company) since 1995.	2001

Robert S. Prather, Jr.	58	President and Chief Executive Officer of Bull Run since 1992; director of Gray Television, Inc. (formerly Gray Communications Systems, Inc.) since 1993, Gray’s President and Chief Operating Officer since September 2002 and Executive Vice President of Gray from 1996 to September 2002; director of The Morgan Group, Inc. (a transportation company); director of Swiss Army Brands, Inc. (a manufacturer and distributor of consumer products).	1992

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires Bull Run’s directors and executive officers, and persons who own more than 10 percent of the Bull Run common stock, to file with the Securities and Exchange Commission initial reports of ownership (Form 3) and reports of changes in ownership (Forms 4 and 5) of Bull Run common stock. To Bull Run’s knowledge, based solely on review of the copies of such reports furnished to Bull Run and representations that no other reports were required during the fiscal year ended June 30, 2002 and the fiscal transition period from July 1, 2002 to August 31, 2002, all Section 16(a) filing requirements applicable to Bull Run’s executive officers, directors and greater than 10 percent beneficial owners were met.

Board Committees and Membership

     The Bull Run board of directors has an Audit Committee, the purpose of which is to review and evaluate the results and scope of the audit and other services provided by Bull Run’s independent auditors, as well as Bull Run’s accounting principles and system of internal accounting controls, and to review and approve any transactions between Bull Run and its directors, officers or significant stockholders. The Audit Committee held eleven meetings during the fiscal year ended June 30, 2002 and none during the transition period from July 1, 2002 to August 31, 2002. The members of the Audit Committee are Messrs. Agranoff, Busby and Johnson.

     The Bull Run board has a Management Compensation and Stock Option Committee, the purpose of which is to set the compensation of Bull Run’s President and Chief Executive Officer and other executive officers and to review executive job performance, as well as the overall management compensation program. The Management Compensation and Stock Option Committee held one meeting during the fiscal year ended June 30, 2002 and none during the transition period from July 1, 2002 to August 31, 2002, and its members are Messrs. Robinson, Agranoff and Busby.

     Bull Run does not have a nominating committee. The Bull Run board of directors held four meetings during the fiscal year ended June 30, 2002 and none during the transition period from July 1, 2002 to August 31, 2002. During the fiscal year ended June 30, 2002, each of the directors standing for election attended at least 75% of each of the aggregate number of meetings of the board of directors and the aggregate number of meetings of all committees of the board on which such directors served, except for Mr. Busby, who attended seven of eleven meetings of the Audit Committee.

MANAGEMENT COMPENSATION

     The following table contains information about the compensation earned by Bull Run’s President and Chief Executive Officer and the other executive officer of Bull Run who earned more than $100,000 for the fiscal year ended June 30, 2002.

Summary Compensation Table

						Long-Term Compensation

			Annual Compensation			Awards		Payouts

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)
					Other	Restricted	Securities
Name and					Annual	Stock	Underlying	LTIP	All Other
Principal					Compen-	Award(s)	Options/	Payouts	Compen-
Position	Year		Salary ($)	Bonus ($)	sation ($)	($)	SARs (#)	($)	sation ($)

Robert S. Prather, Jr.,	2002	(1)	$41,538	$—	$—	$—	—	$—	$1,107	(3)
President and Chief	2002	(2)	$349,600	$—	$—	$—	—	$—	$4,108	(3)
Executive Officer of	2001		$428,062	$150,000	$—	$—	700,000 shares	$—	$10,200	(3)
Bull Run	2000		$388,000	$125,000	$—	$—	—	$—	$10,000	(3)

Frederick J. Erickson,	2002	(1)	$27,866	$—	$—	$—	—	$—	$743	(3)
Vice President –	2002	(2)	$159,000	$5,000	$—	$—	—	$—	$7,036	(3)
Finance of Bull Run	2001		$151,615	$50,000	$—	$—	100,000 shares	$—	$9,455	(3)
	2000		$140,500	$36,377	$—	$—	—	$—	$10,613	(3)

(1)	Amounts are for the transition period from July 1, 2002 to August 31, 2002.
(2)	Amounts are for the year ended June 30, 2002.
(3)	Consists of employer contributions to the defined contribution retirement plan.

     Directors of Bull Run or its subsidiaries are entitled to a fee of $15,000 per year for their services as directors, payable in cash or in shares of Bull Run common stock at each director’s option, and are reimbursed for their expenses for each meeting attended. Audit Committee members are compensated $1,000 for each meeting attended in person, and $500 for each meeting attended telephonically. Robert S. Prather, Jr., a director who is also an employee of Bull Run, received fees of $15,000 during the fiscal years ended June 30, 2002 and 2001 for his services as a director. For the fiscal years ended June 30, 2002 and 2001, W. James Host waived his right to receive a director’s fee. During the fiscal year ended June 30, 2001, Mr. J. Mack Robinson, Chairman of the Board of Bull Run, was granted an option to purchase up to 350,000 shares of Bull Run common stock at an exercise price of $1.49 per share (110% of the market value of Bull Run common stock on the date of grant) under the 1994 Long Term Incentive Plan. Directors who are not employees of Bull Run or its subsidiaries are eligible to receive stock options under Bull Run’s Non-Employee Directors’ 1994 Stock Option Plan. During the fiscal year ended June 30, 2002, each of Gerald N. Agranoff, James W. Busby and Monte C. Johnson, directors of Bull Run, was granted an option to purchase up to 5,000 shares of Bull Run common stock at an exercise price of $.93 per share (the market value of Bull Run common stock on the date of grant) under the 1994 Non-Employee Directors’ Plan. During the fiscal years ended 2001 and 2000, each of Mr. Agranoff and Mr. Busby was granted in each year an option to purchase up to 5,000 shares of Bull Run common stock at an exercise price of $2.06 and $3.94 per share, respectively, (the market value of Bull Run common stock on the date of grant) under the 1994 Non-Employee Directors’ Plan.

Compensation Committee Interlocks and Insider Participation

     J. Mack Robinson, Gerald N. Agranoff and James W. Busby are the members of Bull Run’s Management Compensation and Stock Option Committee. Mr. Robinson, Bull Run’s Chairman of the Board, is also Chairman, Chief Executive Officer and a director of Gray Television, Inc. (formerly Gray Communications Systems, Inc.), Bull Run’s 4.0%-owned affiliate, and serves on the Compensation Committee of Gray. Mr. Busby was President of Datasouth Computer Corporation, Bull Run’s wholly owned subsidiary until its sale in 2001, from 1984 until his retirement in 1997.

     Robert S. Prather, Jr., President, Chief Executive Officer and a director of Bull Run, is also President, Chief Operating Officer and a director of Gray. Hilton H. Howell, Jr., Vice President, Secretary and a director of Bull Run, is also Vice Chairman and a director of Gray.

     Bull Run has provided consulting services to Gray from time to time in connection with Gray’s acquisitions, dispositions and acquisition financing. During the fiscal year ended June 30, 2002, Bull Run provided Gray such services in connection with Gray’s acquisition of Stations Holding Company, Inc., for which Bull Run was paid $5,000,000. During the fiscal year ended June 30, 2002, Gray exercised its option to purchase Bull Run’s investment in Sarkes Tarzian, Inc. for $10,000,000.

Employment Agreements

     Bull Run had no employment agreements with any of its executive officers during the year ended June 30, 2002 or the transition period from July 1, 2002 to August 31, 2002.

Stock Options

     There were no stock options granted during the fiscal year ended June 30, 2002 or the transition period from July 1, 2002 to August 31, 2002 to the named executive officers. There were no stock appreciation rights exercised during the fiscal year ended June 30, 2002 or the transition period from July 1, 2002 to August 31, 2002 and none were outstanding as of August 31, 2002.

     The following table sets forth information concerning outstanding and unexercised options held by the named executive officers set forth in the table above as of August 31, 2002.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

(a)	(b)	(c)	(d)		(e)
			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the Money
	Acquired	Value	Options/SARs at FY-End (#)		Options/SARs at FY-End ($)
	on Exercise	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Robert S. Prather, Jr.	—	$—	72,740	—	$17,188	$—
			75,000	—	$—	$—
			233,000	467,000	$—	$—

			380,740	467,000	$17,188	$—

Frederick J. Erickson	—	$—	72,000	—	$—	$—
			50,000	—	$—	$—
			33,000	67,000	$—	$—

			155,000	67,000	$—	$—

Equity Plan Compensation Information

As of August 31, 2002:	(a)	(b)	(c)
	Number of securities	Weighted-average	Number of securities remaining
	to be issued upon exercise	exercise price of	available for future issuance under
	of outstanding options,	outstanding options,	equity compensation plans (excluding
Plan Category	warrants and rights	warrants and rights	securities reflected in column (a))

Equity compensation plans approved by security holders	5,209,242	$1.10	930,406
Equity compensation plans not approved by security holders	—		—

Total	5,209,242	$1.10	930,406

Report of the Management Compensation and Stock Option Committee

     Bull Run’s executive compensation program is administered by the Management Compensation and Stock Option Committee of the board of directors, a committee currently composed of J. Mack Robinson, Gerald N. Agranoff and James W. Busby, all of whom are non-employee directors. The Compensation Committee makes recommendations to the board of directors concerning the overall philosophy of Bull Run’s executive compensation program, which consists of base salaries, annual incentives and long-term incentives, and makes determinations with respect to the grant of incentive awards, stock options and restricted stock awards to the executive officers and certain employees of Bull Run and its subsidiaries.

     Executive Compensation Philosophy. Bull Run’s executive compensation program is designed to attract, retain and motivate qualified executive personnel by recognizing and rewarding their accomplishments in support of Bull Run and its subsidiaries’ businesses. The Compensation Committee’s approach to structuring the total compensation package emphasizes base salary and annual incentive opportunities, along with significant long-term incentive opportunities that strongly link executive rewards to long-term stockholder value creation. Bull Run does not provide any significant executive perquisites as part of this total compensation package.

     Competitive Market Reviews. Each year the Compensation Committee reviews Bull Run’s executive compensation philosophy and the effectiveness and competitiveness of key executive compensation programs. The Compensation Committee determines what changes, if any, are appropriate in the compensation programs for the following year. In conducting this annual review, the Compensation Committee may use salary surveys, reports and other data prepared by independent compensation consultants, although it did not do so in fiscal 2002.

     Components of the Executive Compensation Program. The Compensation Committee’s policy for determining an executive’s base salary, annual incentive award and long-term incentive compensation is based on the responsibility of such executive, his impact on the operations and profitability of Bull Run or of the business unit for which such executive has operating responsibility and the knowledge and experience of such executive. The following describes the various factors affecting the Compensation Committee’s decisions relating to each component of Bull Run’s executive compensation package:

Base Salary. Base salary is intended to provide compensation equal to the average compensation levels at comparable companies for equivalent positions. Although the Compensation Committee believes that its compensation structure is similar to that of other comparable companies, it did not specifically compare such structure with that of other companies in fiscal 2002.

Annual Incentive Awards. Each executive officer is eligible to receive an annual cash incentive award. The amount of the award, like the base salary level, is set with reference to competitive conditions, as will as to the individual’s responsibility, knowledge, and experience, and his contribution to Bull Run or to the business unit for which the individual is responsible. Since these determinations are subjective in nature, the Compensation Committee does not assign relative weights to the matters considered. In fiscal 2002, the annual incentive award for Mr. Erickson (Vice President – Finance) represented approximately 3% of his base salary. In fiscal 2002, Mr. Prather did not receive an annual incentive award. The Compensation Committee accepted management’s recommendation to eliminate, or substantially reduce for fiscal 2002 certain discretionary cash compensation for management employees as Bull Run responds to difficult economic circumstances having an impact on its operating results.

Long-Term Incentive Compensation. Bull Run’s long-term incentive compensation program is designed to provide equity awards, which are intended to be directly related to the creation of value for Bull Run’s stockholders. Long-term incentive compensation consists principally of stock options that generally vest over a period of three to five years. The principal purpose of the long-term incentive compensation program is to reward Bull Run’s executives for enhancing the value of Bull Run and, hence, the price of Bull Run common stock and, therefore, stockholders’ return. Additionally, this component of the compensation program (through deferred vesting) is designed to create an incentive for the individual to remain with Bull Run. During fiscal 2002, no options were granted to the executive officers of Bull Run because Mr. Prather and Mr. Erickson each received options during fiscal 2001. Options granted to Messrs. Prather and Erickson in fiscal 2001 vest in annual installments through 2004.

Benefits. Bull Run offers basic benefits, such as medical, life and disability insurance, which Bull Run believes are comparable to those provided by other companies similar to Bull Run. Bull Run does not have an executive retirement plan nor does it provide other benefits, such as country club memberships, financial counseling or supplemental medical plans.

Chief Executive Officer. Mr. Prather’s base salary for fiscal 2002 was less than his base salary for fiscal 2001 because, effective January 1, 2002, Mr. Prather began receiving a base salary from Gray Television, Inc., a 4.0%-owned affiliate of Bull Run and a company of which Mr. Prather is currently President and Chief Operating Officer. Prior to January 1, 2002, Mr. Prather did not receive any base salary from Gray. Mr. Prather’s base salary was allocated between Gray and Bull Run based on an assessment of the proportionate amount of his time devoted to each respective company. The amount of Mr. Prather’s annual incentive award is generally based on the philosophy and programs described above. The decision to forego an annual incentive award for fiscal 2002 was a result of management’s recommendation to the Compensation Committee to substantially reduce or eliminate such discretionary compensation for fiscal 2002 due to the impact that difficult economic circumstances have had on Bull Run’s operating results for fiscal 2001 and 2002. In prior years, Mr. Prather’s annual incentive award principally reflected the level of achievement of Bull Run’s business objectives and also included the Compensation Committee’s subjective evaluation of Mr. Prather’s performance.

Submitted by the Management Compensation and Stock Option Committee of the board of directors

J. Mack Robinson, Chairman
Gerald N. Agranoff
James W. Busby

Report of the Audit Committee

     Each of the members of the Audit Committee of the board of directors is independent and financially literate within the meaning of the Nasdaq Stock Market listing standards regarding audit committees. In accordance with its written charter, which was last approved by the board on August 27, 2001, the Audit Committee assists the board in the oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Bull Run. The Audit Committee operates under a written charter adopted by the board of directors, which has been previously filed as an exhibit to Bull Run’s Schedule 14A filed on October 19, 2001. In addition, the Audit Committee recommends to the full Board the selection of Bull Run’s independent auditors.

     Management has primary responsibility for Bull Run’s financial statements and the overall reporting process, including Bull Run’s system of internal controls. PricewaterhouseCoopers LLP, Bull Run’s independent auditors, audits the annual consolidated financial statements prepared by management and expresses an opinion on whether those statements fairly present in all material respects Bull Run’s financial position, results of operations, and cash flows in conformity with accounting principles generally accepted in the United States of America. The Audit Committee has reviewed Bull Run’s audited consolidated financial statements for the year ended June 30, 2002 and discussed them with both management and PricewaterhouseCoopers LLP. Based upon this review and those discussions, the Audit Committee recommended to the full board that the audited consolidated financial statements be included in Bull Run’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002 and filed with the Securities and Exchange Commission.

     The Audit Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, Communication with Audit Committees, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants.

     The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards No. 1, Independence Discussions with Audit Committees, as amended, issued by the Independence Standards Board, and has discussed with PricewaterhouseCoopers LLP its independence from Bull Run. In addition, the Audit Committee has considered whether the provision of the non-audit services provided by PricewaterhouseCoopers LLP is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Submitted by the Audit Committee of the board of directors

Gerald N. Agranoff, Chairman
James W. Busby
Monte C. Johnson

Fees

     The following table displays the aggregate fees billed to Bull Run during the transition period from July 1, 2002 to August 31, 2002 by Bull Run’s independent auditors, PricewaterhouseCoopers LLP.

Description of Services	Amount

Audit fees	$60,000
Financial information systems design and implementation fees	None
All other fees	$7,905

     The following table displays the aggregate fees billed to Bull Run during the fiscal year ended June 30, 2002 by PricewaterhouseCoopers LLP.

Description of Services	Amount

Audit fees	$228,400
Financial information systems design and implementation fees	None
All other fees	$151,040

     Fees billed to Bull Run during the year ended June 30, 2002 by Bull Run’s former independent auditors, Ernst & Young LLP consisted of non-audit fees totaling $18,650. No fees were billed to Bull Run during the transition period July 1, 2002 to August 31, 2002 by Ernst & Young LLP.

Certain Relationships and Related Transactions

     Bull Run leases office space from Delta Life Insurance Company, a company of which J. Mack Robinson is Chairman of the Board and principal stockholder. Mr. Robinson is the Chairman of the Board of Bull Run. The term of the lease is for 10 years beginning January 1, 1993 and requires total basic annual rent payments of $164,976 over the 10-year term, plus a pro rata share of expenses.

     Mr. Robinson personally guarantees substantially all of the Company’s debt to its bank lenders. Thus far in fiscal 2003, the Company has issued a total of 490,666 shares of Bull Run common stock to Mr. Robinson, then valued at approximately $442,000, to compensate him for his personal guarantee. During fiscal 2002, the Company issued a total of 1,054,927 shares of Bull Run common stock to Mr. Robinson, then valued at approximately $753,000. In fiscal 2001 and 2000, Bull Run issued a total of 873,655 shares of Bull Run common stock to Mr. Robinson, then valued at approximately $1,449,000 and a total of 304,688 shares of Bull Run common stock, then valued at approximately $1,219,000, respectively. Mr. Robinson’s guarantee agreement in favor of Bull Run’s bank lenders provides that if Bull Run defaults on its bank loan, Mr. Robinson will repay the amount of such loan to the bank up to the amount of his personal guarantee. If Mr. Robinson is obligated to pay such amount, he would have the right to purchase the loans from the lenders, thereby becoming a secured creditor of Bull Run’s, with liens against all of Bull Run’s assets, including Bull Run’s investments in Gray common stock, Bull Run’s warrants to purchase Gray common stock, and Bull Run’s investment in Rawlings Sporting Goods Company, Inc. common stock. Mr. Robinson will be released from the guarantee agreement under certain conditions, which include repayment of all or a specified portion of the debt.

     Bull Run issued 3,000 shares of its series A preferred stock in June 2001, having a liquidation and redemption price of $1,000 per share, to companies of which Mr. Robinson is an executive officer and/or principal stockholder. The series A preferred stock included detachable warrants to purchase 1,304,349 shares of Bull Run’s common stock for $2.30 per share. In November 2001, all outstanding shares of Bull Run’s series A preferred stock and the detachable warrants were exchanged for an equal number of shares of Bull Run’s series B redeemable preferred stock. Also in November 2001, a company of which Mr. Robinson is an executive officer and principal shareholder invested $2,400,000 in additional shares of Bull Run’s series B redeemable preferred stock. In July 2002, Mr. Robinson entered into two Subordinated Note Agreements with Bull Run pursuant to which Mr. Robinson advanced an aggregate of $4,000,000 to Bull Run for working capital. The loans were refinanced, along with all accrued interest and fees thereon, in August 2002 with the issuance of shares of Bull Run’s series C convertible preferred stock having a face value of $4,091,000. In September 2002, Bull Run received an additional aggregate $3,000,000 from Mr. Robinson, for which Bull Run issued to Mr. Robinson additional shares of Bull Run’s series C convertible preferred stock having an aggregate face value of $3,000,000. Holders of Bull Run’s series B and series C preferred stock are entitled to receive, as, when and if declared by the Board of Directors, dividends at an annual rate of $90.00 per share in cash, except that, until the second anniversary of the date of issuance of the preferred stock, Bull Run may, at its option, pay such dividends in cash or in shares of common stock.

     Prior to December 17, 1999, the date on which Host Communications was acquired by Bull Run, Host Communications loaned Mr. W. James Host, a director of Bull Run and Chief Executive Officer of Host Communications, $385,000 under an interest-bearing demand note. Interest accrued through December 17, 1999 was $229,610. The note has been non-interest bearing since December 17, 1999. In connection with the bank commitment discussed above, Mr. Host executed an agreement in favor of the bank, under which he pledged $3,000,000 in cash, 1,113,667 shares of Bull Run common stock and options to purchase 53,600 shares of Bull Run common stock. As compensation for such pledge, Bull Run forgave $48,527 of the principal and interest accrued and payable on Mr. Host’s note to Host Communications thus far in fiscal 2003, $86,370 in fiscal 2002, and $162,500 in each of fiscal years ended June 30, 2001 and 2000.

     On March 1, 1999, Bull Run executed an option agreement with Gray, whereby Gray had the option to acquire Bull Run’s investment in Sarkes Tarzian, Inc. from Bull Run. Gray paid Bull Run a finder’s fee of $1,000,000 and, under the terms of the option agreement, had the ability to extend the option period in monthly increments at a fee of $66,700 per month, ultimately extending the option through December 31, 2001. In December 2001 Gray exercised the option and acquired Bull Run’s investment in Sarkes Tarzian for the option price of $10,000,000. In connection with the option agreement, Bull Run received from Gray warrants to acquire 100,000 shares of Gray’s common stock at $13.625 per share. The warrants became fully vested upon Gray’s exercise of the option, and will expire in 2011.

     In fiscal 2002, Bull Run sold shares of Gray series A and series B preferred stock for approximately $6,803,000 (representing the redemption value of such shares), to companies of which Messrs. Robinson and Howell are each affiliated as an executive officer and/or principal shareholder.

     In the fiscal year ended June 30, 2002, an insurance company of which Messrs. Robinson and Howell are each affiliated as an executive officer issued a $5,000,000 performance bond on behalf of Host Communications, Inc., Bull Run’s wholly owned subsidiary, in favor of the National Collegiate Athletic Association. Bull Run ultimately compensated such insurance company by issuing to it 466,667 shares of common stock then valued at $350,000.

     Mr. Host owns a 10 percent interest in the owner of two buildings leased to Host Communications, a subsidiary of Bull Run, for an aggregate rental of approximately $500,000 per year.

     Mr. Host has an agreement with Host Communications, under which he is entitled to receive $200,000 annually, in monthly installments for a period of eight years commencing with the termination of his employment with Host Communications.

     In connection with Bull Run’s acquisition of Host Communications in December 1999, Bull Run issued in favor of each of Mr. Host, Robert S. Prather, Jr., Monte C. Johnson and certain other stockholders of Host Communications, as partial consideration for Messrs. Host, Prather Johnson and such other stockholders’ securities in Host Communications, an 8% promissory note due in January 2003. The principal amount of Mr. Host’s promissory note is $1,760,600, the principal amount of Mr. Prather’s promissory note is $72,422 and the principal amount of Mr. Johnson’s promissory note is $81,475. The aggregate amount of all such promissory notes is $18,594,013. Messrs. Host, Prather and Johnson, as well as other note holders, amended the terms of their notes in September 2002 to change the maturity date of such notes to January 2006.

Performance Graph

     The following graph compares the cumulative total return on Bull Run common stock during the past five years with the cumulative total return during the same period of the stocks which comprise the Nasdaq Stock Market (U.S. Companies) and the Dow Jones Advertising Index.

     The Nasdaq Stock Market (U.S. Companies) and the Dow Jones Advertising Index are weighted by market capitalization. Bull Run has selected the Dow Jones Advertising Index as a result of its acquisition of Host Communications, Inc. in December 1999, the broad industry in which this wholly-owned subsidiary principally operates.

     The graphs reflect the investment of $100 on June 30, 1997 in Bull Run common stock, in the stocks in the Nasdaq Stock Market (U.S. Companies) and the Dow Jones Advertising Index. Dividends are assumed to have been reinvested as paid.

							Cumulative
	6/30/1997	6/30/1998	6/30/1999	6/30/2000	6/30/2001	6/30/2002	Return

Bull Run Corporation	100.0	185.7	159.5	78.6	49.6	34.3	(65.7)%
Dow Jones Advertising Index	100.0	159.8	227.8	264.6	213.1	163.2	63.2%
Nasdaq Stock Market (U.S. Companies)	100.0	133.3	198.2	311.6	171.7	118.2	18.2%

Dow Jones Advertising Index includes companies whose SIC (Standard Industrial Classification) begins with 731.

PROPOSAL 2

AUTHORIZATION OF AN AMENDMENT TO THE BULL RUN ARTICLES OF
INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AND
DECREASE THE AUTHORIZED SHARES OF COMMON STOCK,
IF SUCH AMENDMENT IS REQUIRED

Background

     Bull Run’s common stock is quoted on The Nasdaq SmallCap Market. In order for Bull Run’s common stock to continue to be quoted on The Nasdaq SmallCap Market, Bull Run must satisfy various listing maintenance standards established by The Nasdaq Stock Market. Among other things, as such requirements pertain to Bull Run, Bull Run is currently required to maintain a minimum bid price for its common stock of at least $1.00 per share. Bull Run believes that there exists the possibility that Nasdaq may ultimately alter or remove the minimum bid price requirement.

     Under Nasdaq’s current listing maintenance standards for The Nasdaq SmallCap Market, Bull Run must regain compliance with the minimum bid price requirement by February 18, 2003, or the Company will receive written notification from the Nasdaq Listing Qualifications Staff that Bull Run’s common stock will be delisted. If a delisting were to occur, Bull Run’s common stock would trade on the OTC Bulletin Board or in the “pink sheets” maintained by the National Quotation Bureau, Inc. Such alternatives are generally considered to be less efficient markets and not as broad as The Nasdaq SmallCap Market.

     On February 22, 2002, Bull Run received a notice from Nasdaq advising that its common stock had not met The Nasdaq National Market’s minimum bid price requirement for 30 consecutive trading days and that, if Bull Run was unable to demonstrate compliance with this requirement during the 90 calendar days ending May 23, 2002, its common stock would be delisted at that time. However, Nasdaq Staff indicated that if Bull Run qualified for, and transferred to, The Nasdaq SmallCap Market, Bull Run would (a) be afforded The Nasdaq SmallCap Market’s 180 calendar day grace period, or until August 21, 2002, to regain compliance with the minimum bid price per share requirement, and (b) become eligible for an additional 180 calendar day grace period afforded by The Nasdaq SmallCap Market, or until February 18, 2003, if Bull Run met the initial listing requirements of The Nasdaq SmallCap Market on August 21, 2002. On June 12, 2002, Bull Run transferred its common stock from The Nasdaq National Market to The Nasdaq SmallCap Market, and on August 22, 2002, Bull Run received a notice from the Nasdaq Listing Qualifications Staff that Bull Run qualified for the additional 180 calendar day grace period to February 18, 2003 to regain compliance with Nasdaq’s minimum bid price requirement.

     In response to these circumstances, Bull Run proposes that a 1-for-10 reverse stock split be implemented for the purpose of increasing the market price of Bull Run’s common stock above the Nasdaq minimum bid price requirement, unless Nasdaq alters or removes the current minimum bid price requirement. In addition, Bull Run must maintain compliance with all requirements for continued listing on The Nasdaq SmallCap Market, including minimum stockholders’ equity of $2,500,000. At August 31, 2002, Bull Run’s total stockholders’ equity was $3,217,000, and subsequent to August 31, 2002, Bull Run increased stockholders’ equity by $3,000,000 as a result of the issuance of shares of convertible preferred stock. Once Bull Run achieves compliance with Nasdaq’s minimum bid price requirement, it may also ultimately be eligible to transfer its common stock back to The Nasdaq National Market, assuming compliance with all other continued maintenance requirements of The Nasdaq National Market. Such other listing requirements include maintaining a minimum amount of stockholders’ equity of $10,000,000, maintaining a market value of publicly held securities of at least $5,000,000 and at least 750,000 publicly held shares. As of November 30, 2002, the market value of publicly held Bull Run common stock, which excludes shares held by officers, directors and beneficial owners of 10 percent or more, was $13,874,000.

     As of November 30, 2002, approximately 24,732,000 shares of Bull Run common stock were publicly held. Assuming this reverse stock split proposal is authorized by Bull Run stockholders and Bull Run amends its articles of incorporation to effect the reverse stock split, the total number of publicly held shares of Bull Run common stock outstanding would exceed 2,400,000 shares; therefore, Bull Run’s common stock would need to trade at or above approximately $2.08 after the reverse split in order to comply with The Nasdaq National Market continued listing criteria. Under The Nasdaq SmallCap Market continued listing criteria, Bull Run needs to maintain at least 500,000 publicly held shares and total publicly held market value of $1,000,000; therefore, Bull Run’s common stock would need to trade at or above approximately $1.00 after the reverse split in order to comply with The Nasdaq SmallCap Market continued listing criteria. While Bull Run may issue from time to time additional shares in connection with the conversion of outstanding notes and/or exercise of options and warrants, and in connection with compensation paid to its Chairman for his personal guarantee of Bull Run’s debt, there is no assurance that Bull Run will meet the public float requirement following the split.

     Additionally, at least 300 persons must own at least 100 shares of Bull Run common stock for compliance with The Nasdaq SmallCap Market’s continued listing requirements, and 400 persons must own at least 100 shares of Bull Run common stock for compliance with The Nasdaq National Market’s continued listing requirements. As of January 3, 2003, Bull Run had 2,360 registered shareholders.

     As noted above, in order to maintain compliance with both The Nasdaq National Market and The Nasdaq SmallCap Market under rules currently in effect, Bull Run common stock must maintain a minimum bid price of at least $1.00 per share. If Bull Run was not able to meet this requirement, its common stock would trade on the OTC Bulletin Board or in the “pink sheets.” While the reverse split is expected to cause Bull Run to be in compliance with Nasdaq’s minimum bid price requirement, Bull Run’s common stock may be delisted for noncompliance with the other aforementioned continued listing maintenance requirements, such as the minimum stockholders’ equity or the minimum market value of publicly traded securities.

     The board of directors considered the potential harm to Bull Run of a delisting from The Nasdaq Market, and determined that a reverse stock split would be appropriate as it would likely achieve compliance with Nasdaq’s current minimum bid price listing standard. However, if Nasdaq informs Bull Run that it meets Nasdaq’s minimum bid price requirement or if such requirement is amended, removed or deferred such that Bull Run would continue to meet Nasdaq’s continued listing requirements subsequent to February 18, 2003, the board of directors believes that it is in the best interests of Bull Run’s stockholders to forego an amendment to its articles of incorporation to effect the reverse stock split and the reduction in the number of authorized shares. Accordingly, the board adopted resolutions, subject to approval by Bull Run’s stockholders, providing for the following:

     If required to remain in compliance with The Nasdaq Stock Market’s continued listing requirements subsequent to February 18, 2003, Bull Run shall, within a period of ninety (90) days following stockholder approval, amend its Amended and Restated Certificate of Incorporation to:

     (i)  effect a 1-for-10 stock combination (reverse stock split) of Bull Run’s outstanding shares of common stock and

     (ii)  aggregate and sell fractional shares resulting from the reverse split, with the proceeds to be distributed to stockholders in proportion to the amount of fractional shares of common stock such holders would otherwise be entitled to receive. The reverse split will not change the par value of common stock or preferred stock.

Purpose And Material Effects Of Proposed Reverse Split

     One of the key requirements for continued listing on the Nasdaq National Market or SmallCap Market, as currently defined, is that Bull Run’s common stock must maintain a minimum bid price of at least $1.00 per share. Bull Run believes that the reverse split would improve the price level of its common stock so that Bull Run is able to maintain compliance with the Nasdaq minimum bid price listing standard. Bull Run also believes that the higher share price could help generate interest in Bull Run among investors. Furthermore, Bull Run believes that ultimately adhering to Nasdaq National Market listing requirements, transferring back to the Nasdaq National Market and maintaining a Nasdaq National Market listing, if possible, may provide a broader market for Bull Run common stock.

     However, the effect of the reverse split upon the market price for Bull Run’s common stock cannot be predicted, and the history of similar stock split combinations for companies in like circumstances is varied. There can be no assurance that the market price per share of Bull Run’s common stock after the reverse split would rise in proportion to the reduction in the number of shares of Bull Run’s common stock outstanding resulting from the reverse split. There can be no assurance that the market price per post-reverse split share would either exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq, or otherwise meet the requirements of Nasdaq for continued inclusion for trading on The Nasdaq SmallCap Market. The market price of Bull Run’s common stock may also be based on Bull Run’s performance and other factors, some of which may be unrelated to the number of shares outstanding. There can be no assurance that Bull Run would not be delisted due to a failure to meet other continued listing requirements even if the market price per post-reverse split share of Bull Run’s common stock remains at or in excess of $1.00.

     The reverse split would affect all of Bull Run stockholders uniformly and would not affect any stockholder’s percentage ownership interests in Bull Run or proportionate voting power, except to the extent that the reverse split results in any of Bull Run’s stockholders owning a fractional share. In lieu of issuing fractional shares, Bull Run would aggregate and sell fractional shares resulting from the reverse split, with the proceeds to be distributed to stockholders in proportion to the amount of fractional shares of common stock such holders would otherwise be entitled to receive.

     The principal effect of the reverse split would be that (i) the number of shares of common stock issued and outstanding would be reduced from 38,634,424 shares as of January 3, 2003 to approximately 3,863,000 shares, (ii) all outstanding options and warrants entitling the holders thereof to purchase shares of common stock would enable such holders to purchase, upon exercise of their options or warrants, one-tenth of the number of shares of common stock which such holders would have been able to purchase upon exercise of their options immediately preceding the reverse split at an exercise price equal to 10 times the exercise price specified before the reverse split, resulting in the same aggregate price being required to be paid therefor upon exercise thereof immediately preceding the reverse split, and (iii) the number of shares reserved for issuance in Bull Run’s Non-Employee Directors’ 1994 Stock Option Plan and Bull Run’s Amended and Restated 1994 Long Term Incentive Plan would be reduced to one-tenth of the number of shares currently included in each such plan.

     The reverse split would not affect the par value of our common stock. As a result, on the effective date of the reverse split, the stated capital on Bull Run’s balance sheet attributable to the common stock would be reduced to one-tenth of its present amount, and the additional paid-in capital account would be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of Bull Run’s common stock would be increased because there would be fewer shares of Bull Run’s common stock outstanding.

     The reverse split would not change the proportionate equity interests of Bull Run’s stockholders, nor would the respective voting rights and other rights of stockholders be altered, except for possible immaterial changes due to the aggregation and sale of fractional shares as described above. The common stock issued pursuant to the reverse split would remain fully paid and non-assessable. The reverse split is not intended as, and would not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Securities Exchange Act of 1934. We would continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.

Certain Effects Of The Reverse Split

     Stockholders should recognize that if the reverse split is effectuated they would own fewer shares than they presently own (a number equal to the number of shares owned immediately prior to the filing of the certificate of amendment divided by 10). While Bull Run expects that the reverse split would result in an increase in the market price of its common stock, there can be no assurance that the reverse split would increase the market price of its common stock by a multiple equal to the exchange number or result in the permanent increase in the market price (which is dependent upon many factors, including Bull Run’s performance and prospects). Also, should the market price of Bull Run’s common stock decline, the percentage decline as an absolute number and as a percentage of Bull Run’s overall market capitalization may be greater than would pertain in the absence of a reverse split. Furthermore, the possibility exists that liquidity in the market price of Bull Run’s common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse split. In addition, the reverse split would increase the number of stockholders of Bull Run who own odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Consequently, there can be no assurance that the reverse split would achieve the desired results that have been outlined above.

Procedure For Effecting Reverse Split And Exchange Of Stock Certificates

     If the reverse split is authorized by Bull Run’s stockholders, and such reverse split is necessary to comply with Nasdaq’s continued listing requirements, Bull Run would file a Certificate of Amendment with the Secretary of State of the State of Georgia within ninety (90) days of the date of stockholder approval. The reverse split would become effective on the date of filing the Certificate of Amendment (the “Effective Date”). Beginning on the Effective Date, each certificate representing pre-reverse split shares would be deemed for all corporate purposes to evidence ownership of post-reverse split shares.

     As soon as practicable after the Effective Date, stockholders would be notified that the reverse split has been effected. Bull Run’s transfer agent would act as the exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-reverse split shares would be asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by Bull Run. No new certificates would be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO.

Fractional Shares

     Bull Run would not issue fractional certificates for post-reverse split shares in connection with the reverse split. Instead Bull Run would aggregate and sell fractional shares resulting from the reverse split, with the proceeds to be distributed to stockholders in proportion to the amount of fractional shares of common stock such holders would otherwise be entitled to receive. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of pre-reverse split shares not evenly divisible by 10 would, upon surrender to the exchange agent of such certificates representing such fractional shares, receive cash from the proceeds from the sale of the aggregated fractional shares. Owners of less than 10 shares prior to the reverse stock split will receive cash in lieu of fractional shares, and will thereby be eliminated as a result of the adoption of the reverse stock split. As of January 3, 2003, approximately 55 shareholders of record owned less than 10 shares of Bull Run common stock. Assuming the elimination of these shareholders upon the adoption of the reverse stock split, Bull Run estimates that the Company will have approximately 2,300 shareholders of record.

No Dissenter’s Rights

     Under the Georgia General Corporation Law, Bull Run’s stockholders are not entitled to dissenter’s rights with respect to Bull Run’s proposed amendment to its charter to effect the reverse split and Bull Run will not independently provide our stockholders with any such right.

Federal Income Tax Consequences Of The Reverse Split

     The following is a summary of important tax considerations of the reverse split. It addresses only stockholders who hold the pre-reverse split shares and post-reverse split shares as capital assets. It does not purport to be complete and does not address stockholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, mutual funds, foreign stockholders, stockholders who hold the pre-reverse split shares as part of a straddle, hedge, or conversion transaction, stockholders who hold the pre-reverse split shares as qualified small business stock within the meaning of Section 1202 of the Internal Revenue Code of 1986, as amended (the “Code”), stockholders who are subject to the alternative minimum tax provisions of the Code, and stockholders who acquired their pre-reverse split shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign, and other laws. Furthermore, Bull Run has not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the reverse stock split. Each stockholder is advised to consult his or her tax advisor as to his or her own situation.

     The reverse stock split is intended to constitute a reorganization within the meaning of Section 368 of the Code. Assuming the reverse split qualifies as a reorganization, a stockholder generally would not recognize gain or loss on the reverse stock split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-reverse split shares. The aggregate tax basis of the post-reverse split shares received would be equal to the aggregate tax basis of the pre-reverse split shares exchanged therefor (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-reverse split shares received would include the holding period of the pre-reverse split shares exchanged.

     A holder of the pre-reverse split shares who receives cash would generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-reverse split shares allocated to the fractional share interest and the cash received. Such gain or loss would be a capital gain or loss and would be short term if the pre-reverse split shares were held for one year or less and long term if held more than one year.

     No gain or loss would be recognized by the Company as a result of the reverse stock split.

     In connection with the reverse stock split, the Board of Directors has adopted, subject to stockholder approval, an amendment to Bull Run’s Articles of Incorporation decreasing Bull Run’s authorized number of shares of common stock from 100,000,000 shares to 25,000,000 shares. Adoption of the reverse stock split and reduction of Bull Run’s authorized number of shares, as proposed, would result in a proportionate increase in the number of authorized but unissued and unreserved shares of Bull Run common stock. Bull Run currently has no plans, proposals or arrangements written or otherwise, to issue any additional shares other than routine issuances of shares as compensation for services rendered or to be rendered to Bull Run, under terms consistent with or similar to such arrangements in the past, and the potential issuance of shares in payment of dividends on preferred stock issued by Bull Run. Depending on the nature of any future issuance of shares, stockholder authorization of such issuance may not be required under Georgia law or the rules of The Nasdaq Stock Exchange or any stock exchange on which the shares may then be listed. The Securities and Exchange Commission has indicated that stockholders should be advised that in such circumstances the potential exists for the board of directors of Bull Run to issue additional shares for the purpose of diluting the equity interest and voting power of a party attempting to gain control of Bull Run and thereby resist or frustrate a transaction with that party that may provide an above-market premium that is favored by a majority of Bull Run’s independent stockholders.

     The following table presents the estimated impact of the proposed amendment to Bull Run’s Articles of Incorporation on the number of Bull Run common shares (i) issued and outstanding; (ii) authorized and reserved for issuance; and (iii) authorized but unreserved for issuance:

		Authorized	Authorized	Total
	Issued and	and Reserved	but Unreserved	Authorized
	Outstanding	for Issuance	for Issuance	Shares

Prior to proposed amendment to Articles of Incorporation (1)	38,634,424	19,764,023	41,601,553	100,000,000

Estimated amount following proposed amendment to Articles of Incorporation	3,863,442	1,976,402	19,160,156	25,000,000

(1)	amounts as of January 3, 2003

     The Board of Directors believes it is appropriate to decrease the authorized number of shares of Bull Run common stock in conjunction with the reverse split, given the fewer number of shares that would be outstanding. Adoption of the proposed amendment to decrease the authorized number of shares of common stock would not affect the rights of the holders of currently outstanding Bull Run common stock. If it is determined that a reverse stock split is not necessary to maintain compliance with Nasdaq’s continued listing requirements, Bull Run would not elect to reduce the number of authorized shares of common stock. The Board of Directors recommends that stockholders vote in favor of the proposal to authorize an amendment to Bull Run’s Articles of Incorporation to (i) effect a stock combination (reverse stock split) pursuant to which every 10 shares of outstanding common stock would be reclassified into one share of common stock, and (ii) reduce the authorized number of shares of common stock from

100,000,000 to 25,000,000 shares, if and only if such reverse stock split is necessary to maintain compliance with Nasdaq’s continued listing requirements.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF AUDITORS

     Bull Run’s board of directors recommends that the stockholders ratify the appointment of PricewaterhouseCoopers LLP to audit the books and accounts of Bull Run for the fiscal year ending August 31, 2003. In August 2001, Bull Run dismissed the firm of Ernst & Young LLP as its independent accountants and replaced them with PricewaterhouseCoopers LLP. PricewaterhouseCoopers LLP audited Bull Run’s books and accounts for the fiscal years ended June 30, 2002 and 2001.

     The decision to change independent auditors was recommended by Bull Run’s Audit Committee and approved by Bull Run’s Board of Directors. Bull Run did not consult with PricewaterhouseCoopers LLP regarding any of the matters identified in Item 304(a)(2) of Regulation S-K prior to its appointment as independent auditors in August 2001.

     Ernst &Young LLP examined the consolidated financial statements of Bull Run for the fiscal year ended June 30, 2000. The reports of Ernst &Young LLP on Bull Run’s financial statements for the year ended June 30, 2000 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the year ended June 30, 2000: (i) none of the “reportable events” listed in Item 304(a)(1)(v) of Regulation S-K occurred and (ii) there were no disagreements with Ernst &Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst &Young LLP, would have caused Ernst &Young LLP to make reference thereto in its reports on the financial statements for such period. Bull Run filed a letter from Ernst &Young LLP stating that Ernst &Young LLP agrees with the foregoing statements as an Exhibit to a Current Report on Form 8-K dated August 13, 2001.

     Representatives of PricewaterhouseCoopers LLP are expected to be available at the meeting of stockholders to respond to appropriate questions and will be given the opportunity to make a statement if they so desire.

STOCKHOLDER PROPOSALS

     If a Bull Run stockholder notifies Bull Run after December 8, 2003 of an intent to present a proposal at Bull Run’s next Annual Meeting, Bull Run will have the right to exercise its discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in its proxy materials. Stockholder proposals to be presented at the next Annual Meeting must be received by Bull Run on or before September 24, 2003 for inclusion in the proxy statement and proxy card relating to that meeting. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to stockholders’ proposals.

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

     Bull Run has filed an Annual Report on Form 10-K for the fiscal year ended June 30, 2002 with the Securities and Exchange Commission. Stockholders may obtain, without charge, a copy of the Form 10-K (without exhibits) by requesting a copy on Bull Run’s Internet web site at www.bullruncorp.com or in writing or by telephone from Bull Run at the following address:

Bull Run Corporation 4370 Peachtree Road, N.E. Atlanta, Georgia 30319 (404) 266-8333 Attention: Investor Relations

     The exhibits to the Form 10-K are available upon payment of charges that approximate Bull Run’s reproduction costs. If you would like to request documents, please do so by February 3, 2003 to receive them before the Bull Run stockholders’ annual meeting.

By Order of the Board of Directors,

Robert S. Prather
President and Chief Executive Officer

Atlanta, Georgia
January 22, 2003

STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. YOUR PROMPT RESPONSE WILL BE HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

BULL RUN CORPORATION
4370 Peachtree Road, N.E.
Atlanta, Georgia 30319

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

FEBRUARY 13, 2003

This Proxy is Solicited by the Board of Directors.

     The undersigned stockholder of Bull Run hereby appoints each of Robert S. Prather, Jr. and Frederick J. Erickson, attorneys and proxies, with full power of substitution, to represent the undersigned and vote all shares of the common stock of Bull Run which the undersigned is entitled to vote, with all powers the undersigned would possess if personally present, at the annual meeting of stockholders of Bull Run to be held at 10:00 A.M., on February 13, 2003, at 4370 Peachtree Road, N.E., Atlanta, Georgia or at any adjournments or postponements thereof, with respect to the proposals hereinafter set forth and upon such other matters as may properly come before the meeting and any adjournments or postponements thereof.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder.

     Stockholders wishing to vote by telephone may do so by calling toll-free on a touch-tone telephone 1-888-216-1341 and following the recorded instructions. Stockholders may also vote on the Internet by logging on to https://www.proxyvotenow.com/bull and following the instructions appearing on that site.

     Unless otherwise specified, this proxy will be voted “FOR” the election of all nominees as directors of Bull Run, “FOR” the authorization of the amendment to the Articles of Incorporation to effect a stock combination (reverse stock split) and a decrease in the authorized number of shares of common stock, and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as auditors of Bull Run and in the discretion of the proxies with respect to all other matters which may properly come before the annual meeting or any adjournments or postponements thereof. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting and Proxy Statement.

Please mark boxes   ☐   in blue or black ink.

1.	Election of Directors

	☐	FOR all nominees listed below (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

Nominees:	J. Mack Robinson (01), Gerald N. Agranoff (02), James W. Busby (03), W. James Host (04), Hilton H. Howell, Jr. (05), Monte C. Johnson (06) and Robert S. Prather, Jr. (07)

Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.

2.	Authorization of an amendment to Bull Run’s Articles of Incorporation to effect a stock combination (reverse stock split) and decrease the authorized number of shares of common stock, if such amendment is necessary to maintain compliance with Nasdaq continued listing requirements.

☐ FOR ☐ AGAINST ☐ ABSTAIN

3.	Ratification of the appointment of PricewaterhouseCoopers LLP as auditors of Bull Run for the year ending August 31, 2003.

☐ FOR ☐ AGAINST ☐ ABSTAIN

4.	In their discretion, on any other matters that may properly come before the meeting or any adjournments or postponements thereof.

Dated:                           , 2003

Signature of Stockholder(s)

Name of Stockholder(s)

NOTE: When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, please give your full title as such. If a corporation, please sign full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE COMPLETE, DATE, SIGN AND MAIL
THIS PROXY CARD PROMPTLY,
USING THE ENCLOSED ENVELOPE.